Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 2nd, 2024 (the “Effective Date”), by and among BNMC Continuation Cars LLC, an Oklahoma limited liability company (the “Seller”), David W. Miller II, an individual at 11063-D S. Memorial Drive, Ste. 458, Tulsa, OK 74133 (the “Member”) and ECD Automotive Design, Inc., a Delaware corporation (the “Buyer”). Buyer, Seller and Member may be referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH

A. Seller is engaged in the business of vehicle builds where the vehicle has a new replacement body (a “Build”). Member is also affiliated with a business that does vehicle restoration, painting, and repair where vehicles have original bodies (a “Restoration”) called Unique Customs Tulsa LLC.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller relating to Builds (the “Business”) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASED ASSETS

1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants of Seller and Member contained herein, Buyer hereby agrees to purchase from Seller and Member, and Seller and Member hereby agree to sell, assign, transfer, convey and deliver to Buyer, free and clear of all free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (“Encumbrances”), all of Seller’s and Member’s right, title and interest in and to the following assets (the “Purchased Assets”):

(i) six (6) contracts for Mustang Builds that are in process as of the Effective Date, listed on Schedule 1.1(i) and all rights and benefits thereunder (the “Assumed Contracts”);

(ii) all deposits and payments paid by the customers under the Assumed Contracts, less amounts used for purchase of parts and labor costs expended through the Effective Date for work under the Assumed Contracts, whether installed or available as Inventory, set forth on Schedule 1.1(i);

(iii) all intellectual property associated with the Business set forth on Schedule 1.1(iii) attached hereto (“Intellectual Property”);

(iv) all inventories, including, without limitation, inventories of raw materials, work-in-progress, materials, supplies, whether located on the premises of Seller, in transit to or from such premises, in storage facilities or otherwise related to the Assumed Contracts set forth on Schedule 1.1(iv) (“Inventory”);

(v) all books and records used in or related to the Business, including customer lists since the inception of the Business, supplier lists and historical marketing materials related to all electronic digital campaigns;

(vi) all rights under express or implied warranties from the suppliers of the Inventory, to the extent assignable; and

(vii) all of Seller’s rights to receive mail and other communications, including without limitation, all telephone and facsimile numbers and addresses of Seller, including without limitation those described on Schedule 1.1(vii) attached hereto (which, for the avoidance of doubt, shall not include the excluded assets under Intellectual Property in Schedule 1.1 (iii).

1.2. Assumed Liabilities. As further consideration for the purchase and sale of the Purchased Assets, Buyer shall, from and after the date hereof, assume, perform, discharge, and pay when due those obligations and liabilities (the “Assumed Liabilities”) of Seller arising from and after the Closing Date under the Assumed Contracts. For the avoidance of doubt, Buyer shall be solely responsible for managing any remaining labor, funds and generally building the Mustang Builds from and after the Closing Date. The Parties agrees that the Assumed Contract known as the “JB Jarboe (“TV Build)” will be completed by the Seller at the Seller’s facilities located in Tulsa, Oklahoma.

1.3. Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and under no circumstances shall Buyer be obligated to pay or assume, and neither the Purchased Assets nor any other assets of Buyer shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Seller or Member, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities: (a) any indebtedness, (b) any action, suit, investigation, hearing, proceeding, formal charge or arbitration of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity), including any inquiry, investigation, audit, claim, assessment or similar event with respect to taxes (“Action”) against or affecting the Seller, Member, the Business or any Purchased Asset arising out of any Action or omission or alleged act or omission of Seller or Member prior to the Closing Date, (c) any liability resulting from any tort or any violation of any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any regulatory authority (“Law”) (including violations of warranties, trademark infringement, privacy violations or consumer complaints) or the breach of any contract; (d) any liability relating to any employee benefit plan, policy, practice or agreement; (e) any liability of Seller or Member for taxes, whether or not currently due and payable; (f) any liability under the contracts; (g) any liability pursuant to any environmental law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date; (h) any liability not expressly assumed by Buyer arising in respect of or relating to employee of Seller or any benefit or welfare plan of Seller; (i) any liability arising in respect of the termination, upon or prior to the Closing, of the employment of any employee of Seller; (j) any liability or obligation relating to any asset of Seller or Member not included as a Purchased Assets; and (k) any warranty, service, maintenance or indemnification obligations in existence at Closing.

ARTICLE 2
PURCHASE PRICE, PAYMENT AND RELATED MATTERS.

2.1. Purchase Price. The total purchase price (the “Purchase Price”) for the Purchased Assets is One Million Five Hundred Thousand Dollars ($1,500,000). The Purchase Price shall be paid to Seller by the issuance of such number of shares of common stock of Buyer, par value $0.0001 per share (“Common Stock”), rounded down to the nearest whole share (the “Consideration Shares”), equal to (a) the Purchase Price divided by (b) the closing price of the Common Stock on the five month anniversary of the Closing Date.

2.2. Incentive Bonus. For the period beginning on the Closing Date until the first anniversary of the Closing Date, for every five (5) new Mustang contracts initiated by the Member that are sold for an average selling price $289,995 or greater, Buyer shall pay to Seller such number of shares of Common Stock, rounded down to the nearest whole share, equal to (a) the $250,000 divided by (b) the volume weighted average price of the shares of Common Stock traded on the Nasdaq Global Market, or any other national securities exchange on which the shares of Common Stock are then traded, for the thirty (30) trading days ending on the first trading day immediately preceding the date on which the fifth contract is executed.

2.3. Allocation of Purchase Price. Within 90 days after the Closing Date, Buyer shall provide to Seller an allocation of the applicable portions of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) (the “Allocation Schedule”) for approval by Seller, which approval shall not be unreasonably withheld. Seller shall provide Buyer with any comments on the Allocation Schedule within fifteen (15) days after the date of receipt of the Allocation Schedule, and Buyer and Seller agree to negotiate in good faith regarding the allocation of the Purchase Price (unless Seller does not provide any comments within the time period set forth herein, in which case Buyer’s proposed allocation shall be deemed final). Buyer and Seller shall be bound by the final Allocation Schedule and shall apply the allocations contained therein for all purposes, including determining any Taxes, shall prepare and file all tax returns, including Form 8594, in a manner consistent with the final Allocation Schedule, and shall not take any position inconsistent with allocations contained therein in any Tax Return, proceeding before any governmental authority or otherwise. In the event that any allocation hereunder is questioned, audited or disputed by any governmental authority, the Party receiving notice thereof shall promptly notify and consult with the other Parties concerning the strategy for the resolution thereof, and shall keep the other Parties apprised of the status of such question, tax proceeding and the resolution thereof.

ARTICLE 3
CLOSING

3.1. Closing. For purposes hereof, the term “Closing” means the date on which the transactions contemplated by this Agreement are consummated. The Closing shall occur electronically via email and facsimile on the date that is two (2) business days after the conditions in ARTICLE 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as shall be agreed upon in writing by the Parties (the “Closing Date”).

3.2. Closing Deliverables.

(a) On the Closing Date, Seller shall deliver the following to Buyer:

(i) an executed bill of sale and assignment in the form mutually acceptable to the Parties (“Bill of Sale and Assignment Agreement”);

(ii) a good standing certificate for Seller as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State of Oklahoma;

(iii) consents or new contracts listed in Schedule 3.2(a)(iii), in forms reasonably acceptable to Buyer, that are required for the execution of this Agreement and the consummation of the transactions contemplated hereby (“Consents”);

(iv) an IP Assignment Agreement in the form mutually acceptable to the Parties (“IP Assignment Agreement”), duly executed by Seller and Member;

(v) a copy of the Consulting Agreement, substantially in the form attached hereto as Exhibit A, by and between Buyer and the Member (the “Consulting Agreement”), duly executed by the Member;

(vi) a copy of the License Agreement for Seller and Member to use the Name following Closing, by and between Buyer and the Member (the “License Agreement”) in the form mutually acceptable to the Parties, duly executed by the Member and the Seller;

(vii) the Purchased Assets; and

(viii) all other instruments and documents required by this Agreement to be delivered by Seller or the Member to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

(b) On the Closing Date, Buyer shall deliver the following to Seller:

(i) a copy of the Consulting Agreement, duly executed by Buyer;

(ii) a copy of the IP Assignment Agreement, duly executed by Buyer;

(iii) a copy of the License Agreement, duly executed by Buyer; and

(iv) all other instruments and documents required by this Agreement to be delivered by Buyer to Seller and the Member, and such other instruments and documents which Seller or its counsel may reasonably request to effectuate the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller and the Member, jointly and severally, represent and warrant to Buyer that:

4.1. Organization; Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Oklahoma, with all requisite power and authority, and authorizations and consents to carry on the Business. Seller and the Member has full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Seller of this Agreement and all documents to be delivered by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by the Member. This Agreement has been duly executed and delivered by Seller and the Member, as applicable, and constitute the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

4.2. Non-contravention; Consent. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s articles of organization, limited liability company agreement or other governing instruments, or (ii) violate any Law or order, judgments, writs, stipulations, injunctions or decrees applicable to Seller or any of its Purchased Assets. Except as set forth on Schedule 3.2(a)(iii), no consent or approval of any party is required for the sale or assignment of the Purchased Assets.

4.3. Title to Purchased Assets. Seller and Member have good and marketable title to the Purchased Assets, free and clear of all Encumbrances, and the Purchased Assets (including intangibles) owned by Seller or Member or leased or licensed by Seller or Member from a third party constitute all such properties and assets which are necessary to the Business. The delivery to Buyer of instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to, or the valid and enforceable right to use, each such Purchased Asset, free and clear of all Encumbrances.

4.4. Inventory. The Inventory consists of items of a quality and quantity and that are not obsolete, damaged or defective and are, merchantable and fit for their particular purpose.

4.5. Taxes. Seller has paid all federal, state, county, local and foreign taxes, including, without limitation, withholding taxes and social security taxes on all employees, sales taxes, license fees, and any charges levied, assessed, or imposed upon any of the property or assets of Seller, whether disputed or not, which are now known to be, or are hereafter found to be or to have been due with respect to the conduct of the Business and the ownership of the Purchased Assets, and have filed all federal, state, county, local and foreign tax returns required to be filed by it in connection therewith.

4.6. Litigation, Regulation and Other Disclosures. There are no actions, suits, claims or governmental proceedings, administrative or judicial, pending, nor to the actual knowledge of Seller, threatened, against Seller, Member or the Business that might affect the financial condition, Business, or Purchased Assets. Neither Seller, Member nor the Business is subject to, or in violation or default of, any order, writ, injunction or decree of any court, administrative agency or governmental body, and Seller, Member and the Business are in full compliance with all laws, rules, regulations, and orders applicable to the Business and are in possession of all governmental licenses and permits necessary to the conduct of the Business, and such licenses and permits are valid and in full force and effect, and will remain in full force and effect upon consummation of the transactions contemplated hereby.

4.7. Intellectual Property. Seller and Member own or have valid rights and licenses to all Intellectual Property, free and clear of all Encumbrances. To the knowledge of Seller, no third party is engaging in any activity that infringes upon the Intellectual Property. To the knowledge of Seller, the operation of the Business as currently conducted does not infringe or misappropriate the intellectual property rights of any other person and neither Seller nor Member has not received any claim or notice, whether written or oral, from any person that Seller or Member is engaging in any activity that infringes upon or misappropriates any intellectual property rights of any person and there are no infringement suits, actions or proceedings pending or, to the actual knowledge of the Seller, threatened against Seller or Member with respect to any of the Intellectual Property.

4.8. Assumed Contracts. Seller has performed all obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under, or in violation in any respect of, any Assumed Contract, and, to the actual knowledge of Seller, no other party is in default thereunder, and there exists no condition or event which after notice or lapse of time or both would constitute a default by any party thereto. To the actual knowledge of Seller, each Assumed Contract is the valid and binding obligation of the other contracting party enforceable in all respects in accordance with its terms against the other contracting party and is in full force and effect, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts; and all rights of Seller hereunder are owned free and clear of any liens, claims or encumbrances.

4.9. No Adverse Conditions. No party to any Assumed Contract has notified Seller that he or she is terminating or intends to terminate, such Assumed Contract. Seller has no actual knowledge of any condition which would have a material adverse effect upon the Purchased Assets or the Business.

4.10. Restricted Stock. Seller understands that the Consideration Shares have not been registered under the Securities Act of 1933 (“Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations set forth in this ARTICLE 4. Seller acknowledges that the Consideration Shares constitute “restricted stock” and may only be sold pursuant to registration under the Securities Act or an exemption from the registration requirements of the Securities Act.

4.11. Investment Intent. Seller is acquiring the Consideration Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Seller has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no contract, undertaking, agreement or arrangement with any person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

4.12. Investment Experience. Seller has such knowledge and experience in financial and business matters so that Seller is capable of evaluating the merits and risks of its investment in Buyer, is able to bear the economic risk of Seller’s investment and, at the present time, is able to afford a complete loss of such investment.

4.13. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.14. Solvency. Immediately after consummating the transactions contemplated by this Agreement, Seller will not be insolvent or have unreasonably small capital to pay its debts.

4.15. Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.16. Full Disclosure. All documents and other papers delivered to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. Furthermore, the information furnished to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that:

5.1. Organization and Standing of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. Authorization. This Agreement and all documents to be delivered by Buyer hereunder have been duly executed and delivered by Buyer, have been duly and validly authorized by all necessary corporate action, and are binding upon and enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

5.3. Valid Issuance. The Consideration Shares are duly authorized and, when issued and delivered and in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

5.4. No Broker. No broker, finder, agent, or similar intermediary has acted for or on behalf of Buyer or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
COVENANTS.

6.1. Further Action. Seller shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

6.2. Efforts. Immediately following the date hereof, Seller and Member shall use best efforts to (a) obtain the Consents and (b) facilitate and provide reasonable assistance to Buyer for Buyer to obtain or otherwise become ELEANOR® licensed such that Buyer shall be able to Build and sell vehicles covered by the ELEANOR® trademark pursuant to such license(s).

6.3. Transfer Taxes. All sales or transfer Taxes, including document recording fees, securities transfer Taxes, property transfer Taxes, sales and excise Taxes, arising out of or in connection with the consummation of the transactions contemplated hereby, if any, shall be paid by Seller. “Tax” or “Taxes” means, whether disputed or not, (i) any and all U.S. federal, state, local or non-U.S. income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, capital stock, license, withholding, payroll, social security, unemployment, excise, escheat, unclaimed property, severance, stamp, occupation, property and estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto

6.4. Consulting Agreement. At Closing, the Member shall enter into the Consulting Agreement with Buyer pursuant to which the Member will provide certain services to Buyer for one year from the Closing Date or such other period as may be agreed between the Member and Buyer.

6.5. Registration Rights. Buyer hereby agrees that with respect to the Consideration Shares, Seller will have the following registration rights: (i) one demand registration rights on the day five (5) months after the Effective Date, and (ii) unlimited “piggyback” registration rights for a period of three (3) years after the Closing.

6.6. Publicity. Unless otherwise prohibited by applicable Law or the requirements of Nasdaq, no Party shall disclose the terms and conditions of this Agreement or the transactions contemplated hereby without the prior written consent of Seller and the Member, on the one hand and Buyer, on the other hand (other than to the Party’s representatives and professional advisors, who need to know such information and are directed to keep such information confidential).

6.7. Change of Name of Seller. From and after the Closing, Seller and the Member shall cease using and shall not authorize or permit the use of, the words “BNMC” or “Brand New Muscle Car” or any derivatives or abbreviations thereof (the “Name”) as the name of any business (including any trade name or fictitious name however denominated) except those provided for in the License Agreement.

ARTICLE 7
CLOSING CONDITIONS

7.1. Conditions to Each Party’s Obligations. The respective obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer and Seller, at or prior to the Closing, of each of the following conditions:

(a) The Assumed Contracts shall have been assigned to Buyer or Buyer shall have entered into new agreements with the counterparties thereto;

(b) Buyer shall become ELEANOR® licensed such that Buyer shall be able to build and sell vehicles covered by the ELEANOR® trademark pursuant to such license(s); and

(c) All Intellectual Property shall have been duly and validly assigned or transferred to Buyer.

7.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties made by Buyer shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifier) at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the transactions contemplated hereby.

(ii) Buyer shall have performed or complied in all material respects with all other obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(iii) Buyer shall have made all of the deliveries set forth in Section 3.2(b).

7.3. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions::

(i) The representations and warranties made by Seller shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar qualifier) in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified).

(ii) Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(iii) Buyer shall (a) have had the opportunity to conduct due diligence on the Purchased Assets, Assumed Liabilities and the Business satisfactory to Buyer in its reasonable discretion, and (b) Buyer’s diligence findings are satisfactory to Buyer, in Buyer’s reasonable discretion.

(iv) Seller shall have made all of the deliveries set forth in Section 3.2(a)

ARTICLE 8
RESTRICTIVE COVENANTS

8.1. Non-Competition. For the purpose of protecting the Business’ trade secrets and goodwill, Seller and the Member, for itself or himself and on behalf of his or its affiliates, agrees that such party shall not, during the time period commencing on the Closing Date and ending on the date that is the third (3rd) anniversary from the Closing Date, directly or indirectly through any other person (except on behalf of Buyer if such Member is employed by or is a consultant to Buyer subsequent to the Closing Date) whether as an owner, consultant, executive, partner, member, manager, officer, director, sales representative, joint venture party, agent, through equity ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in, through endorsements, recommendations or otherwise, Builds of any classic style American made vehicle anywhere in the world. Any and all new body classic style American made vehicle build potential customer sales leads will be referred to Buyer by Seller. For the avoidance of doubt, this Section 8.1 shall not apply to apply to Restorations where the vehicle retains at least 25% of its original parts.

8.2. Non-Disclosure and Non-Use. For the purpose of protecting the Business’ trade secrets and goodwill, Seller and the Member, for itself or himself and on behalf of his or its affiliates, agrees that such party shall not without the prior written consent of Buyer, disclose or use in any manner whatsoever any information relating to the Purchased Assets except those set forth in the License Agreement, the Business, financial information of Buyer, or any other confidential information with respect to the Purchased Assets, the Business or Buyer, provided, however, that any such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of his, her or its affiliates and representatives, (ii) as becomes available to such party on a non-confidential basis from a source other than any such other party’s affiliates or representatives, provided, however, that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any governmental authority having or claiming to have jurisdiction over such party, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, however, that in the case of clauses (i), (iii), and (iv), the party intending to disclose Proprietary and Confidential Information shall promptly notify Buyer and, to the extent practicable, provide Buyer a reasonable opportunity to prevent public disclosure of such information. Seller and the Member acknowledge responsibility for disclosures caused by such Party and any of such Party’s affiliates and representatives.

8.3. Equitable Relief. Seller and the Member, for itself or himself and on behalf of its or his affiliates, acknowledges that a breach of the covenants contained in this ARTICLE 8 will cause irreparable damage to the Business and Buyer, the amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will be inadequate. Accordingly, Seller and the Member, for itself or himself and on behalf of its or his affiliates, agree that in addition to any other remedy which may be available at Law or in equity, Buyer shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. Seller and the Member, for itself or himself and on behalf of its or his affiliates, acknowledge that the time, scope and other provisions of this ARTICLE 8 have been specifically negotiated by sophisticated commercial parties represented by counsel of their choosing and agrees that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.

8.4. Severability and Modification(a). It is the parties’ intent that each of the restrictive covenants set forth in this ARTICLE 8 be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of any restrictive covenant set forth in this ARTICLE 8 is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the restrictive covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

8.5. Tolling. In the event Buyer files a claim in a court of competent jurisdiction against Seller or the Member for such party’s breach of any covenant set forth in Section 8.1, 8.2, the running of the period of restriction as to such party shall be automatically tolled and suspended for the duration of such litigation, and shall automatically recommence upon the final adjudication of such litigation, in order that Buyer shall receive the full benefit of such party’s compliance with each of the restrictive covenants; provided, however, that in the event such party is adjudged to not have breached a restrictive covenant, then no tolling shall occur.

8.6. No Other Defenses. Seller and the Member agrees that the restrictive covenants set forth in this ARTICLE 8 shall be enforced independently of any other obligations between Buyer and its affiliates, on the one hand, and such party, on the other, and that the existence of any other claim or defense shall not affect the enforceability of the restrictive covenants or the remedies provided in this ARTICLE 8.

8.7. No Challenge. Seller and the Member acknowledge that Buyer, in executing this Agreement, has placed significant reliance on such party’s compliance with the covenants in this ARTICLE 8 applicable to such party. Accordingly, neither Seller nor the Member shall, directly or indirectly, (a) make any claim that any of the restrictive covenants is unenforceable or (b) challenge or commence or institute any claim, lawsuit or action (or assert any counterclaim or cross claim) seeking to invalidate or reduce the scope of any of the restrictive covenants; provided, however, that, for the avoidance of doubt, nothing herein shall be deemed to restrict in any manner the ability of such party to challenge any assertion by Buyer that such party has violated any of the restrictive covenants.

ARTICLE 9
INDEMNIFICATION.

9.1. By Seller. Seller and the Member, severally and jointly, agrees to indemnify, defend, reimburse and hold Buyer, its directors, officers, employees, shareholders, members, agents, and representatives (the “Buyer Indemnified Parties”) harmless against and from all losses, damages, costs, expenses and deficiencies, including reasonable attorneys’ fees and expenses (collectively, “Damages”), suffered, incurred or sustained by any Buyer Indemnified Party, as a result of (a) the intentional breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any document, exhibit, schedule or agreement given in connection with this Agreement, (b) any liabilities or obligations of Seller, whether the same are direct or indirect, fixed, contingent or otherwise, known or unknown, whether now existing or arising hereafter, which are not Assumed Liabilities, and (c) any federal, state, local, sales or other taxes arising from or associated with the transactions contemplated herein.

9.2. By Buyer. Buyer hereby agrees to indemnify, defend, reimburse and hold Seller and its directors, officers, employees, shareholders, members, agents, and representatives (the “Seller Indemnified Parties”) harmless against and from all Damages suffered, incurred or sustained by any Seller Indemnified Party, as a result of (a) the breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any document, exhibit, schedule or agreement given in connection with this Agreement and (b) any Assumed Liability.

9.3. Limitation on Indemnification. Notwithstanding anything to the contrary contained herein, in no event will the Buyer Indemnified Parties or the Seller Indemnified Parties be entitled to be indemnified for Damages in excess of the Purchase Price as a result of the breach of any representation or warranty; provided, however, that the foregoing cap shall not apply to any indemnification obligation arising out of, relating to or resulting from willful misrepresentation or fraud.

ARTICLE 10
TERMINATION

10.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer; or

(b) by either Buyer or Seller upon written notice to the other if the Closing has not occurred on or prior to the date that is ninety (90) days from the Effective Date (the “Outside Date”).

10.2. Effect of Termination. In the event that this Agreement is terminated in accordance with ARTICLE 10, this Agreement will become void and of no further force and effect as of the date of termination and there will be no liability on the part of any party hereto, except that (a) Section 6.5 (Publicity), Section 8.2 (Non-Disclosure and Non-Use), this Section 10.2 and ARTICLE 11 (Miscellaneous) and any corresponding definitions set forth (directly or by reference) shall survive termination and (b) nothing herein shall relieve any party from liability for any breach hereof that arose prior to such termination.

ARTICLE 11
MISCELLANEOUS

11.1. Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between Buyer and Seller which states that it is intended to be a modification of this Agreement.

11.2. Waiver of Compliance. Any failure of Seller or the Member, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by Buyer, on the one hand, or Seller, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by Seller, the Member or Buyer.

11.3. Expenses. Each Party hereto shall bear all costs and expenses of such Party associated with the transactions contemplated under this Agreement.

11.4. No Waiver of Rights. No failure on the part of any Party to exercise or delay in exercising any right under this Agreement shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

11.5. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a) if to Buyer:

ECD Automotive Design, Inc.
4390 Industrial Lane
Kissimmee, Florida
email: raymond@ecdautodesign.com

With a copy to (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Ronelle C. Porter

email: rporter@loeb.com

(b) if to Seller:

BNMC Continuation Cars, LLC
11063-D S. Memorial Drive, Ste. 458
Tulsa, OK 74133
Attn: David W. Miller II

email: david.miller@brandnewmusclecar.com

With a copy (which shall not constitute notice) to:

Mitchell Bonds PLLC

203 E. Hobson Avenue

Sapulpa, OK 74066

Attn: Brian Mitchell

email: bmitchell@mitchellbonds.com

(c) if to the Member:

David W. Miller II

11063-D S. Memorial Drive, Ste. 458

Tulsa, OK 74133

email: davidwmiller2@icloud.com

Any notice given under this Section 11.5 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next business day after deposit with such courier, and (iii) if mailed, the third business day after mailing. Any of the Parties may at any time and from time to time change the address to which notice shall be sent pursuant to this Agreement by notice to the other Parties given under this Section 11.5. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

11.6. Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by Seller or the Member, on the one hand, or Buyer, on the other hand, without the prior written consent of Buyer or Seller, as applicable; provided, however, that Buyer may assign its rights, interests or obligations under this Agreement to any acquiror of Buyer.

11.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid.

11.8. Headings. The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

11.9. Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter of this Agreement, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any Party with respect to the subject matter hereof.

11.10. Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

11.11. Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the Parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

11.12. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

11.13. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof.

11.14. Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

BUYER:

ECD AUTOMOTIVE DESIGN, INC.

By:	/s/ Raymond Cole
Name:	Raymond Cole
Title:	CFO

SELLER:

BNMC Continuation Cars LLC

By:	/s/ David W. Miller II
Name:	David W. Miller II
Title:	Member

MEMBER:

/s/ David W. Miller II
David W. Miller, II

Schedule 1.1(i)

Assumed Contracts

	Customer	Vehicle Year	Percent Complete	Contract Type	Total Cust. Payments	Total Spent	Escrow Balance	Vehicle Details	Est. Contract Total	Est. Inventory Still to Invest	Est. Labor Still to Invest HOURS	Est. Labor Still to Invest ($$)	Est. Revenue Yet to Collect	Est. Profit
1	Chris Attardo	66	0%	Time & Materials	$65,000.00	$27,984.00	$37,115.55	Mustang Roadster	$325,000.00	$95,000.00	1,526.20	$145,000.00	$260,000.00	$64,605.26
2	Austin Ames	67	0%	Time & Materials	$24,998.00	$0.00	$25,088.00	ELEANOR Mustang	$300,000.00	$100,000.00	1,052.63	$100,000.00	$275,002.00	$43,000.00
3	Main Gomez	67	30%	Time & Materials	$49,119.00	$0.00	$49,218.74	ELEANOR REDO	$175,000.00	$50,000.00	500	$47,500.00	$125,881.00	$35,000.00
4	Gary Marsh	67	15%	Price then T&M	$260,445.00	$168,001.11	$92,443.89	ELEANOR Mustang	$260,445.00	$27,908.02	784.58	$74,535.00	$30,000.00	$50,000.00
5	Michael Marrazzo	67	15%	Price then T&M	$311,260.00	$173,082.54	$138,177.46	ELEANOR Mustang	$311,260.00	$25,551.07	975.01	$92,625.92	$20,000.00	$50,000.00
6	JB Jarboe	67	1%	Time & Materials	$134,132.92	$134,132.92	$0.00	TV Mustang Build	$300,000.00	$25,000.00	1,219.65	$115,867.08	$165,867.08	$50,000.00
	Total				$844,954.92	$503,200.57	$342,043.64		$1,671,705.00	$323,459.09	6,058.07	$575,528.00	$876,750.08	$292,605.26

Schedule 1.1(iii)

Intellectual Property

(a) Included Assets

Brand New Muscle Car Federal Trademark

Brand New Muscle Car State Trademark

Brand New Muscle Car Federal Copyright

Brand New Muscle Car State Copyright

Trademark “The ORIGINAL Scratch Muscle Car Builder…”

Trademark “Building Yesterday’s Dream Cars TODAY!”

BNMC Domain Names – www.brandnewmusclecar.com and www.brandnewmusclecars.com

ELEANOR® Lead Generation Domain Name – www.eleanormustang.net

YENKO® Lead Generation Domain Name – www.yenko-supercars.com

MOPAR® Lead Generation Domain Name – www.MOPAR-ContinuationCars.com

BNMC Toll Fee Number – 833-828-8572

BNMC Facebook Page – www.facebook.com/brandnewmusclecar

BNMC Google My Business / Maps Page – www.google.com/brandnewmusclecar

BNMC YouTube Channel – www.youtube.com/brandnewmusclecar

ELEANOR Mustang Tribute Facebook Page – www.facebook.com/eleanormustangtribute

Brand New ELEANOR Facebook Page – www.facebook.com/brandneweleanor

David.miller@brandnewmusclecar.com Email Address

Use Rights to All Past Photography, Video, Marketing, and Social Media Content

Use Rights to All Past Brand New Muscle Car Photography and Video Content

Use Rights to “Brand New Muscle Car” Television Series, Past and Future, David W. Miller II, Creator, Co-Owner & Co-Producer

Use Rights to All Past Brand New Muscle Car Marketing and Social Media Posts

Use Rights to BEFORE & AFTER: Auto Restoration Done RIGHT! Book by David W. Miller II

Use Rights to BRAND NEW MUSCLE CAR: Building Yesterday’s Dream Cars TODAY! (working title) Book to be published by David W. Miller II in future. Miller will retain use rights to all Brand New Muscle Car trademarks, copyrights and IP for this purpose and related marketing. ECD will have final review, edit, and approval of any ECD content included.

Use Rights to David W. Miller II’s personal name, image and likeness not otherwise mentioned herein on a case-by-case basis with prior written (email) approval per proposed project / publication for future ECD and Brand New Muscle Car marketing and promotion.

Mustang Replacement Body Shell Assembly “Million Dollar” Jig

ELEANOR Mustang Fiberglass Body Kit Molds

Contact List of All Brand New Muscle Car Customers

Marketing history of all Brand New Muscle Car Electronic Digital Campaigns

All new replacement body classic style American made vehicle build customer sales leads and related contact information past and future

BNMC Merchandising Rights

BNMC Shopify Account

(b) Excluded Assets

For the avoidance of doubt, Buyer shall not obtain any rights in, to or of the following (provided Seller and Member shall be granted use rights to the Name under the License Agreement):

David W. Miller II’s personal name, image and likeness not otherwise mentioned herein

Brand New Muscle Car Television Series

BNMC Films LLC

BEFORE & AFTER: Auto Restoration Done RIGHT! Book by David W. Miller II

Book to be published by David W. Miller II in future

Schedule 1.1(iv)

Inventory

Chris Attardo – Body and All Parts

Austin Ames – Body and All Parts

Main Gomez – Body and All Parts

Gary Marsh – Body and All Parts

Michael Marrazzo – Body and All Parts

JB Jarboe (TV Build) – Body and All Parts

Schedule 1.1(vii)

Telephone

833-828-8572 – Brand New Muscle Car sales and marketing toll free phone number

Schedule 3.2(a)(iii)

Consents

consent to the assignment of each contract for the vehicle builds identified below:

i.	Chris Attardo;

ii.	Austin Ames;

iii.	Main Gomez;

iv.	Gary Marsh;

v.	Michael Marrazzo and

vi	JB Jarboe (TV Build).

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 2nd, 2024 (the “Effective Date”) by and between ECD Automotive Design, Inc., a Florida corporation (the “Company”), and BNMC Films LLC, a Oklahoma limited liability company (“Contractor”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS David W. Miller II (“Miller”) is the sole Member of the Contractor.

WHEREAS BNMC Continuation Cars LLC, another entity owned by Miller, has entered into an agreement with the Company (“BNMC Agreement”) to sell the Company certain assets related to its Brand New Muscle Car new body vehicle build business (the “Business”).

WHEREAS in furtherance of the BNMC Agreement, the Company is interested in entering into this Agreement to obtain the services of Miller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Services. Contractor shall cause Miller to render the following services, during the Term of this Agreement, to the Company: (a) advise and consult with the Company to assist the Company in building American classic cars, including but not limited to Mustangs, Camaros Fords, Chevrolet, Chryslers/MOPARs, etc. (collectively “American Classic Vehicles”); (b) establish working relationship between the Company and vendors, suppliers of parts and equipment needed to build American Classic Vehicles; (c) advise and consult with the Company to assist the Company in working with vehicle manufactures such as Ford, General Motors and FCA; and (d) to refer all American Classic Vehicles new body builds and/or leads for American Classic Vehicle builds to the Company (collectively, the “Services”) for and as directed by the Company.

2. Contractor’s Performance of the Services. Contractor agrees to perform the Services (a) in a competent and professional manner; (b) in compliance with all applicable laws and regulations; and (c) on a timely basis as established by the Company. Contractor further agrees to refer all new body vehicle builds from customers or potential customers to the Company during the Term (as defined below) of this Agreement.

3. Term of Agreement. This Agreement shall commence and become effective as of the Effective Date and shall continue until the date that is the two (2) year anniversary of the Effective Date, unless terminated earlier (i) for cause or (ii) pursuant to Section 4(a) (the “Term”). Notwithstanding the foregoing, this Agreement will terminate immediately upon the death or incapacity of David W. Miller II. Upon termination of this Agreement pursuant to its terms, the Company will be responsible to pay Contractor only for all outstanding fees owed for Services performed prior to the date of termination. For the purposes of this Agreement cause shall mean: (a) Contractor’s failure to perform the Services in a competent and professional manner; (b) Contractor’s failure to comply with all applicable laws and regulations; and (c) the Company failure to pay the Monthly Fee or Bonus, each as defined below, for seven (7) business days after the due date.

4. Payment.

(a) Monthly Fee. In consideration for the Services, the Company shall pay Contractor a fixed fee of $10,000, on a monthly basis, in arrears, commencing on the Effective Date (the “Monthly Fee”) and ending on the expiration of the Term or earlier termination of this Agreement. Contractor shall submit an invoice to the Company following the end of each month for Services rendered during such month; provided, however that if Contractor validly terminates this Agreement for cause, the Company shall continue to pay the Contractor the remaining monthly payments of $10,000 per month until the two (2) year anniversary of this Agreement; provided, further, however, that for each fiscal quarter following the one (1) year anniversary of the date hereof, Contractor must send the Company at least five (5) Accepted Referrals (as defined below) per fiscal quarter and if, at the conclusion of any such fiscal quarter within the one (1) year following the one (1) year anniversary of the date hereof, Contractor does not produce at least five (5) Accepted Referrals, this Agreement shall terminate and the Company shall be under no further obligations to pay the Monthly Fee.

(b) Bonus. In addition, if at point during the term from the Effective Date until the date that is the ten (10) year anniversary of the Effective Date, the Contractor has independently sourced and referred a total of twenty (20) new vehicle builds to the Company, each of which has resulted in (i) a fully executed new vehicle build contract and (ii) an associated customer deposit (each an “Accepted Referral”), then for each calendar month following, the Company shall pay to the Contractor the additional amount as set forth on the schedule below for each additional Accepted Referral during such month (a “Bonus”). Such Bonus shall be paid to the Contractor within thirty (30) business days of receipt of an Accepted Referral.

Sales Per month	Commission
Sale 1	$1,000.00
Sale 2	$1,000.00
Sale 3	$1,000.00
Sale 4	$1,000.00
Sale 5 and above	$1,000.00

(c) General. Other than the payments provided by this Paragraph 4, Contractor shall not be entitled to any other compensation of any kind. Neither federal, state, nor local taxes of any kind shall be withheld or paid by the Company on behalf of Contractor in connection with payments made by the Company under this Paragraph 4.

5. Independent Contractor. Contractor is an independent contractor and Contractor’s Personnel (defined below) are not employees of Company. Nothing herein creates or is intended to create any employment relationship between Contractor or Contractor’s Personnel and Company, and Contractor agrees that its Personnel shall not represent to others that they are employees of Company. This Agreement shall not be construed as creating a partnership or joint venture between the parties or as creating any other form of legal association that would impose liability upon one party for the act or failure to act of the other party. Contractor’s Personnel shall not be eligible for any benefit from any benefit plan or program available to Company employees. Contractor also acknowledges that Contractor will not receive any overtime compensation or workers’ compensation coverage. Contractor represents and warrants that he maintains in effect all workers’ compensation, employee liability, comprehensive general liability and other insurance required by law or which is necessary to fully protect both Contractor and the Company from any and all claims and damages that may arise from Contractor’s performance under this Agreement. Contractor shall have no authority to bind or commit the Company to any agreement, contract or other obligation.

6. Employment of Personnel by Contractor. Contractor agrees to perform the Services (or cause the Services to be performed) and may engage or assign any other person or entity with whom Contractor has or develops a business relationship to perform any Services or any other obligations of Contractor under this Agreement without the Company’s prior written consent. Subject to the foregoing, any persons or entities engaged or assigned by Contractor to perform Services or other obligations of Contractor under this Agreement shall hereinafter be referred to as “Contractor’s Personnel” or “Personnel”.

7. Confidentiality.

1) Contractor and the Company agree that both during the Term and for a period of two (2) years thereafter (the “Restricted Period”), Contractor will not, except as required to discharge effectively and appropriately Contractor’s Services or as may be required by law, directly or indirectly, use, reproduce or disclose to any third person any Confidential Information (as defined below) of the Company, including to Contractor’s Personnel. If it is necessary for Contractor to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Contractor shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

2) Contractor shall exercise reasonable care to protect all Confidential Information. Contractor will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Contractor hereby represents and warrants that Contractor shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

3) For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or its business or properties that the Company has furnished or furnishes to Contractor, whether before or after the date of this Agreement, or is or becomes available to Contractor by virtue of Contractor’s engagement by the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all information Contractor generates that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. The term, “Confidential Information” shall include, but not be limited to, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including Contractor skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Contractor acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees and contractors of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Contractor’s breach of this covenant; (ii) that is made available to Contractor by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Contractor outside or independent of Contractor’s performance of Contractor’s obligation to render services on behalf of the Company.

8. Non-Solicitation and Non-Competition. Contractor agrees that during the Restricted Period, regardless of the circumstances of the termination of Contractor’s independent contractor relationship with the Company or any claim that Contractor may have against the Company under this Agreement or otherwise, Contractor shall not, without the prior written consent of the Company, directly or indirectly, on behalf of Contractor or on behalf of or in conjunction with any other person or entity, whether as an owner, consultant, employee, executive, partner, member, manager, officer, director, sales representative, joint venture party, agent, through equity ownership, investment of capital, lending of money or property, rendering of services, or otherwise,

a) (1) solicit, induce or entice any supplier of any product or service to, or vendor of, the Company (whether as a wholesaler, distributor, agent, commission agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (2) solicit, induce or entice any employee or independent contractor of the Company to offer services or products that are the same, similar or otherwise in competition with those offered, or actively being contemplated to be offered, by the Company (collectively, “Competing Products and Services”); (3) employ or otherwise engage as an employee, independent contractor or consultant (A) any employee of the Company or (B) any person who was employed by the Company within the prior twelve-month period; or (4) otherwise interfere with the relationship between the Company and any employee of the Company or any supplier of any product or service to, or vendor of, the Company;

2) (1) solicit, induce or entice any Customer (as defined below) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company, or to become a customer of or enter into any contractual or other relationship with Contractor or any other person or entity for any Competing Products and Services; or (2) offer or provide to any Customer any Competing Products and Services; or

3) engage or assist others to engage in the Business. “Customer” means shall mean any company or individual: (i) who purchased products or services from the Company whom Contractor contacted or served during his engagement hereunder, for whom Contractor supervised contact or service during his engagement hereunder or about whom Contractor acquired Confidential Information; and/or (ii) who was a potential customer of the Company during Contractor’s engagement hereunder and (A) about whom Contractor acquired Confidential Information or (B) who contacted Contractor, whom Contractor contacted, or for whom Contractor supervised contact regarding the potential purchase of products or services of the Company.

9. Equitable Relief. Contractor on behalf of itself and its affiliates acknowledges that a breach of the covenants contained in Paragraphs 7 and 8 will cause irreparable damage to the Company, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Contractor agrees that in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. Contractor on behalf of itself and its affiliates, acknowledges that the time, scope and other provisions of Paragraphs 7 and 8 have been specifically negotiated by sophisticated commercial parties represented by counsel of their choosing and agrees that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.

10. Authority to Enter into Agreement. Contractor represents and warrants that Contractor has the corporate authority to enter into this Agreement and is not bound by any other agreements or restrictions which might prevent Contractor from carrying out the terms hereof.

11. Assignment. Contractor may not assign Contractor’s rights or obligations under this Agreement without the prior written consent of the Company. This Agreement and all rights hereunder may be assigned by the Company, its affiliates, subsidiaries, successors and assigns.

12. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

13. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware.

14. Waiver of Jury Trial. Each Party hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Contractor’s engagement hereunder (or the termination thereof). Each Party further agrees that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between them irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between the Parties shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

15. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

16. Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond the Term of this Agreement, including without limitation those of Paragraphs 7, 8 and 9, shall survive the termination of this Agreement and of Contractor’s engagement hereunder for any reason.

17. Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to their respective subject matters and supersedes all prior written and oral agreements or statements by and between the parties. No representation, statement, condition or warranty not contained in any such instrument shall be binding on the parties or have any force or effect whatsoever.

18. Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ECD Automotive Design, Inc.		BNMC Films LLC

Name:	Scott Wallace	Name:	David W. Miller II
Title:	Chief Executive Officer	Title:	Member